Exhibit 12.1
                                                                      11/19/97
                              ALABAMA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1996
                  and the twelve months ended October 31, 1997


                                                                                                                      Twelve
                                                                                                                      Months
                                                                                                                       Ended
                                                                                   Year ended December 31,           October 31,
                                                       =========================================================
                                                          1992        1993        1994         1995        1996        1997
                                                       -------------------------Thousands of Dollars-------------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges                   $607,696     $608,050    $594,669     $628,304    $627,627    $638,062
      Federal and state income taxes                    172,003      167,021     242,569      186,856     191,167     205,706
      Deferred  income taxes, net                        23,307       34,467     (32,536)      32,047      16,715       9,917
      Deferred  investment  tax credits                       -       (2,106)         (4)         (75)          -           -
      AFUDC - Debt funds                                  2,564        3,016       3,590        7,109       6,517       5,009
                                                       ---------    ---------   ---------    ---------   ---------   ---------
         Earnings as defined                           $805,570     $810,448    $808,288     $854,241    $842,026    $858,694
                                                       =========    =========   =========    =========   =========   =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                        $209,184     $186,779    $180,182     $183,199    $171,689    $176,425
   Interest on interim  obligations                       3,704        3,760       5,939       16,917      20,617      20,929
   Amort of debt disc, premium  and expense, net          4,250        8,999       9,655       20,270       9,520       3,867
   Other interest  charges                               19,382       35,475      19,909       27,064      34,227      43,050
                                                       ---------    ---------   ---------    ---------   ---------   ---------
         Fixed charges as defined                      $236,520     $235,013    $215,685     $247,450    $236,053    $244,271
                                                       =========    =========   =========    =========   =========   =========



RATIO OF EARNINGS TO FIXED CHARGES                         3.41         3.45        3.75         3.45        3.57        3.52


Note:  The above  figures  have  been  adjusted  to  give  effect  to  Alabama
       Power Company's 50% ownership of Southern Electric  Generating  Company.